UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2024

Journey Medical Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41063	47-1879539
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9237 E Via de Ventura Blvd., Suite 105

Scottsdale, AZ 8525

(Address of principal executive offices)

Registrant’s telephone number, including area code: (480) 434-6670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DERM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 9, 2024, Journey Medical Corporation (the “Company”) entered into an amendment (the “Amendment”) to that certain Credit Agreement (as amended by the Amendment, the “Amended Credit Agreement”), dated December 27, 2023 (the “Original Closing Date”), by and among the Company and SWK Funding LLC, and the other the financial institutions party thereto from time to time, as lenders.

The Amendment, among other things, increased the original principal amount of the term loan facility (the “Credit Facility”) from $20 million to up to $25 million, subject to the Company providing evidence to the lenders that the Company, through its licensing partner and the sponsor of the New Drug Application for the Company’s DFD-29 product candidate, Dr. Reddy’s Laboratories, Ltd., has received Federal Drug Administration (“FDA”) approval for DFD-29 on or before June 30, 2025 (the “DFD-29 Advance Condition”).

As of the date of this report, the Company has drawn $20 million, including (i) a term loan to the Company in the original principal amount of $15,000,000 made on the Original Closing Date, the (“Closing Date Term Loan”) and (ii) an advance to the Company in the original principal amount of $5,000,000 (the “June 2024 Advance”) made on the date of the Amendment. The remaining $5 million will be drawn upon following the satisfaction of the DFD-29 Advance Condition (the “DFD-29 Advance,” collectively with the Closing Date Term Loan and the June 2024 Advance, which are all treated under the Amended Credit Agreement as a single loan, the “Term Loan”).

The Term Loan matures on December 27, 2027 (the “Maturity Date”) unless the facility is otherwise terminated pursuant to the terms of the Amended Credit Agreement. Beginning in February 2026, the Company is required to repay the outstanding principal of the Term Loan quarterly in an amount equal to 7.5% of the principal amount of funded Term Loan. If the total revenue of the Company, measured on a trailing twelve-month basis, is greater than $70 million as of December 31, 2025, principal repayment is not required until February 2027, at which point the Company is required to repay the outstanding principal of the Term Loan quarterly in an amount equal to 15% of the principal amount of funded Term Loan.

The Term Loan bears interest at a rate per annum equal to the three-month term SOFR (subject to a SOFR floor of 5%) plus 7.75% (the “Loan Rate”). Upon an event of default under the Amended Credit Agreement, the outstanding principal amounts of the Term Loan will accrue interest at a rate per annum equal to the Loan Rate plus three percent (3%), but in no event in excess of the maximum rate of interest allowed under applicable law. All accrued but unpaid interest on the outstanding Term Loan is payable quarterly until the Maturity Date when the then-outstanding principal balance of the Term Loan and all accrued but unpaid interest thereon becomes due and payable.

At the Company’s option, the Company may at any time prepay the outstanding principal balance of the Term Loan in whole or in part. Prepayment of the Term Loan is subject to payment of a prepayment premium equal to (i) 2% of the portion of the Term Loan prepaid plus the amount of interest that would have been due through the first anniversary of the Original Closing Date if the Term Loan is prepaid prior to the first anniversary of the Original Closing Date, (ii) 1% of the portion of the Term Loan prepaid if the Term Loan is prepaid on or after the first anniversary of the Original Closing Date but prior to the second anniversary of the Original Closing Date, or (iii) 0% if prepaid thereafter. Upon repayment in full of the Term Loan, the Company will pay an exit fee equal to 5% of the original principal amount of the Term Loan. The Term Loan is not a revolving credit facility, and therefore, any amount that is repaid or prepaid by the Company, in whole or in part, may not be re-borrowed.

On the date of the Amendment, the Company paid an origination fee equal to $50,000 and reimbursed the lenders for certain of their legal and other expenses.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment to be filed with a subsequent periodic report of the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K are incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On July 9, 2024, the Board of Directors (“Board”) of the Company approved an increase in the number of directors of the Board from five to six and appointed Michael C. Pearce, age 62, to serve on the Board, filling the newly created vacancy, with a term expiring at the Company’s 2025 annual meeting of stockholders.

Mr. Pearce is a principal investor with an emphasis on healthcare. Since 2015, he has served as an advisor to EP Group and board member of its predecessor parent company, Evening Post Industries (“EPI”). At EPI, he served on the audit, compensation, and investment committees. EPI was founded in 1896 and, along with EP Group, has operated substantial holdings across diverse industries including home healthcare, network-affiliate television, real estate, pharmaceuticals, benefit solutions, logistics, and Pulitzer Prize-winning print media. In addition to his work with the EP family of companies, Mr. Pearce is the Chairman of Range Therapeutics, a healthcare advisory firm. He was previously at Pernix Therapeutics, Inc., a specialty pharmaceutical company initially focused on the pediatric marketplace, where he was Chairman when it began to trade on the NYSE Amex, and where he ultimately also contributed as interim CEO. Mr. Pearce has served on the board of directors of numerous private and publicly-traded entities, including former biopharmaceutical companies Myrexis, Inc. and Affymax, Inc.

In connection with his appointment as a director, Mr. Pearce entered into an indemnity agreement with the Company in substantially the same form entered into with each other current director. Other than the foregoing, there are no arrangements or understandings between Mr. Pearce or any other persons pursuant to which Mr. Pearce was selected as a director, and there are no other transactions involving Mr. Pearce requiring disclosure under Item 404(a) of Regulation S-K.

For his service on the Board, Mr. Pearce will participate in the Company’s previously disclosed compensation program for non-employee directors, pursuant to which he will receive (i) a grant of 30,000 restricted stock units (“RSUs”) vesting annually over three years and subject to his continued service as a director, (ii) an annual grant of RSUs with an aggregate value of $50,000, vesting upon the date of the Company’s next annual meeting of its stockholders and (iii) a $50,000 annual cash retainer, for each of (ii) and (iii), as prorated for his partial year of service.

(e) Adoption of a Material Compensatory Plan

On July 9, 2024, the Board approved and adopted the Journey Medical Corporation Deferred Compensation Plan (the “Plan”). The Plan is a non-qualified deferred compensation plan that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Participation in the Plan is voluntary and is limited to non-employee members of the Board (“Director Participants”) and select executive-level employees (the “Executive Participants”).

The Plan allows for Director Participants to defer up to 100% of the amounts paid to a Director Participant for such Director Participant’s services, including but not limited to annual fees, meeting fees, and committee fees, including both cash and equity in the form of restricted stock units. The Plan allows for Executive Participants to defer up to 100% of any annual bonus payable to an Executive Participant and equity compensation in the form of restricted stock units.

The Company will establish an unfunded bookkeeping account for each participant, to which amounts deferred pursuant to this Plan will be credited and each Participant will be 100% vested in the participant’s Account at all times. The Company’s obligation to pay benefits under this Plan is an unfunded and unsecured contractual obligation for purposes of the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended. The Plan will be administered by the Board.

The forgoing description is qualified in its entirety by reference to the full text of the Plan to be filed with a subsequent periodic report of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Journey Medical Corporation
(Registrant)

By:	/s/ Claude Maraoui
Claude Maraoui
Chief Executive Officer, President and Director

Date: July 12, 2024